Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ENTERS INTO DEFINITIVE AGREEMENT TO SELL BLUE MOUNTAIN MIDSTREAM LLC TO CITIZEN ENERGY FOR $111 MILLION

HOUSTON, August 24, 2020 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announces it has signed a definitive agreement to sell its wholly owned subsidiary, Blue Mountain Midstream LLC (“Blue Mountain”) to Citizen Energy in an all cash transaction valued at approximately $111 million. The Company expects the transaction will close early in the fourth quarter of 2020 and is subject to the satisfaction of certain generally customary closing conditions. When the transaction closes, it will represent a complete exit of the midstream business by the Company.

Proceeds from the sale will be used to repay total outstanding borrowings under Blue Mountain’s credit facility, which were approximately $76 million as of July 31, 2020. Following repayment in full of the credit facility and, subject to certain closing adjustments and fees as set forth in the definitive agreement, the remainder of the sale proceeds are expected to be added to cash on Riviera’s balance sheet.

David Rottino, President and Chief Executive Officer of Riviera commented, “This transaction is the culmination of our extensive review of strategic alternatives for Blue Mountain. Over the past twelve months, the Company has spent extraordinary time and effort engaging with several counterparties in an effort to maximize the sale value of Blue Mountain. Given the challenging macro-environment, we are pleased with this result. Consistent with past decisions, we expect to find ways to use the proceeds to return capital to shareholders.”

As previously announced, the Company has signed definitive agreements to sell its interest in properties located in North Louisiana, expected to close in the third quarter of 2020, and interests in certain properties located in the Anadarko Basin, expected to close in the fourth quarter of 2020. The Company has also previously announced plans to sell its remaining upstream assets, primarily located in the Mid-Continent region, with plans to close in the fourth quarter of 2020. The Company intends to evaluate the process of winding-up and of returning the majority of its remaining capital to its shareholders as efficiently as reasonably possible, at which point the Company would completely exit the upstream and midstream business, in the event this sale and other contemplated asset divestitures are completed. This evaluation will be dependent upon an analysis of the net cash available for distribution to its stockholders and the amount of net cash that must be retained to satisfy the Company’s obligations under the dissolution procedures pursuant to Section 275 of the Delaware General Corporate Law (the “DGLC”).

Tudor, Pickering, Holt & Co. acted as the Company’s financial advisor and Kirkland & Ellis LLP as the Company’s legal counsel during the transaction. Fully committed debt financing for the transaction will be provided by JPMorgan Chase Bank, N.A. and BMO Capital Markets. Equity financing will be provided by investment funds affiliated with Citizen Energy and Warburg Pincus. Shearman & Sterling LLP acted as Citizen Energy’s legal counsel with respect to the acquisition and Sidley Austin LLP acted as Citizen Energy’s legal counsel with respect to the committed debt financing.

Forward-Looking Statements

Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. These statements include, among others, statements regarding the process of winding up, the satisfaction of obligations under the DLGC and the timing and amount of any return of capital to shareholders, our financial position, business strategy and other plans and objectives for future operations, including but not limited to the exit from the upstream and midstream business. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to the Company’s financial and operational performance and results, low or declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the capacity and utilization of midstream facilities and the regulatory environment. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

CONTACT:

Investor Relations

(281) 840-4168

IR@RVRAresources.com